Exhibit 10.10

FORM OF

MASTER TRANSACTION AGREEMENT

between

DELL TECHNOLOGIES INC.

and

PIVOTAL SOFTWARE, INC.

i

Section 4.13	Third Party Beneficiaries	24
Section 4.14	Consent of Dell Technologies	24
ARTICLE V DEFINITIONS		24
Section 5.1	Defined Terms	24

ii

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement is dated as of        , 2018, between Dell Technologies Inc., a Delaware corporation (“Dell Technologies”), and Pivotal Software, Inc., a Delaware corporation (“Pivotal”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 5.1.

RECITALS

WHEREAS, Dell Technologies is the beneficial owner of a majority of the issued and outstanding Common Stock of Pivotal;

WHEREAS, Pivotal is engaged in the business of providing a cloud-native platform for software development and IT operations, as more completely described in a registration statement on Form S-1 (File No. 333-223872) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “IPO Registration Statement”); and

WHEREAS, the Parties intend in this Agreement, including any Exhibits and Schedules hereto, to set forth the principal arrangements between Dell Technologies and Pivotal regarding the relationship of the Parties from and after the consummation of the IPO;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties mutually covenant and agree as follows:

ARTICLE I

DISTRIBUTION

Section 1.1                                             Distribution Generally.  If Dell Technologies, in its sole and absolute discretion, advises Pivotal that Dell Technologies intends to pursue a Distribution, Pivotal agrees to take all action reasonably requested by Dell Technologies to facilitate the Distribution.

Section 1.2                                             Dell Technologies’ Sole Discretion.  Dell Technologies shall, in its sole and absolute discretion, determine whether to proceed with all or part of a Distribution, the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.  In addition, Dell Technologies may at any time and from time to time until the consummation of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.  Pivotal shall cooperate with Dell Technologies in all respects to accomplish the Distribution and shall, at Dell Technologies’ direction, promptly take any and all actions that Dell Technologies deems reasonably necessary or desirable to effect the Distribution.  Without limiting the generality of the foregoing, Pivotal shall, at Dell Technologies’ direction, cooperate with Dell Technologies, and execute and deliver, or use its reasonable best efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and make all filings with, and use its reasonable best efforts to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Dell Technologies in order to consummate and make effective the Distribution.

ARTICLE II
COVENANTS AND OTHER MATTERS

Section 2.1                                             Other Agreements.  Dell Technologies and Pivotal agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Inter-Company Agreements.

Section 2.2                                             Agreement for Exchange of Information.

(a)                                 Generally.  Each of Dell Technologies and Pivotal agrees to provide, or cause to be provided, to the other, at any time, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Inter-Company Agreement or (iv) during the period prior to the Distribution Date and thereafter to the extent such Information and cooperation is necessary to comply with such reporting, disclosure, filing or other requirements, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Dell Technologies or Pivotal, as the case may be; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit compliance with such obligations in a manner that avoids any such harm or consequence; provided, further, that if, after taking all such reasonable measures, the Party subject to such law or agreement is unable to provide any Information without violating such law or agreement, such Party shall not be obligated to provide such Information to the extent that it would violate such law or agreement.  Each of Dell Technologies and Pivotal agrees to make their respective personnel available to discuss the Information exchanged pursuant to this Section 2.2.

(b)                                 Internal Accounting Controls; Financial Information.  Each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, tax return, accounting, audit and other obligations.  Each Party shall provide, or cause to be provided, to the other Party and its Subsidiaries in such form as such requesting Party shall request, at no charge to the requesting Party, all financial and other data and Information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c)                                  Ownership of Information.  Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 2.2 shall be deemed to remain the property of the providing Party (or Person on whose behalf such Information is being provided).  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)                                 Record Retention.  To facilitate the possible exchange of Information pursuant to this Section 2.2 and other provisions of this Agreement after the IPO Date, each Party agrees to use its reasonable best efforts until the Distribution Date to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies and practices from time to time in effect, and for such longer period as may be required by any Governmental Authority, any litigation matter, any applicable law or any Inter-Company Agreement.  Except as set forth in any Inter-Company Agreement, each Party may amend its respective record retention policies at such Party’s discretion; provided, however, that if a Party desires to effect any such amendment from the date hereof through the date which is within three (3) years after the Distribution Date, the amending Party must give at least thirty (30) days prior written notice of such amendment to the other Party.

(e)                                  Limitation of Liability.  Each Party will use its reasonable best efforts to ensure that Information provided to the other Party hereunder is accurate and complete; provided, however, no Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Section 2.2 is found to be inaccurate or incomplete, in the absence of gross negligence or willful misconduct by the Party providing such Information.  Neither Party shall have any liability to the other Party if any Information is destroyed or lost after the providing Party has complied with the provisions of Section 2.2(d).

(f)                                   Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Section 2.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Inter-Company Agreement.

(g)                                 Production of Witnesses; Records; Cooperation.  For a period of seven (7) years after the first date on which the Dell Technologies Group ceases to beneficially own at least twenty percent (20%) of the then outstanding number of shares of Common Stock, and except in the case of a legal or other proceeding by one Party against the other Party, each Party hereto shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

Section 2.3                                             Auditors and Audits; Financial Statements; Accounting Matters.  Each Party agrees that:

(a)                                 Selection of Auditors.

(i)                                     Until the first Dell Technologies fiscal year end occurring after the Distribution Date, Pivotal shall use its reasonable best efforts to select the independent certified public accountants (“Pivotal’s Auditors”) used by Dell

Technologies to serve as Pivotal’s (and its Subsidiaries’) independent certified public accountants (“Dell Technologies’ Auditors” and, for the avoidance of doubt, should Dell Technologies at any time change the accounting firm serving as its independent certified public accountants, “Dell Technologies’ Auditors” shall thereafter mean the new firm serving as Dell Technologies’ independent certified public accountants) for purposes of providing an opinion on its consolidated financial statements; provided, however, that Pivotal’s Auditors may be different from Dell Technologies’ Auditors if necessary to comply with applicable laws regarding auditor independence and qualifications (provided, further, that Pivotal shall not take any actions, and shall use its reasonable best efforts to cause its directors, officers and employees not to take any actions, that could reasonably be expected to require Pivotal to engage auditors other than Dell Technologies’ Auditors).  The foregoing shall not be construed so as to unlawfully limit any responsibility of the audit committee of Pivotal’s board of directors, pursuant to Rule 10A-3(b)(2) under the Exchange Act, to appoint, compensate, retain and oversee the work of the independent registered public accounting firm Pivotal engages.

(ii)                                  Until the first Dell Technologies fiscal year end occurring after the Distribution Date, Pivotal shall provide Dell Technologies as much prior notice as reasonably practical of any change in Pivotal’s Auditors for purposes of providing an opinion on its consolidated financial statements.

(b)                                 Coordination of Annual Audits and Quarterly Reviews.  Until the first Dell Technologies fiscal year end occurring after the Distribution Date, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Pivotal shall use its reasonable best efforts to enable Pivotal’s Auditors to complete their annual audit and quarterly review procedures by a date necessary to permit them to provide clearance on Pivotal’s annual and quarterly financial statements on the same date that Dell Technologies’ Auditors provide clearance on Dell Technologies’ annual and quarterly financial statements.

(c)                                  Annual and Quarterly Financial Statements.

(i)                                     Until the Distribution Date, Pivotal shall not change its fiscal year.

(ii)                                  Until the first Dell Technologies fiscal year end occurring after the Distribution Date and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit:

(A)                   Pivotal shall provide to Dell Technologies on a timely basis all Information that Dell Technologies reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Dell Technologies’ annual and quarterly financial statements relating to periods before or including the Distribution Date; and

(B)                   without limiting the generality of the foregoing, until the Distribution Date, Pivotal will provide all required financial Information with respect to Pivotal and its Subsidiaries to Pivotal’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Pivotal’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Dell Technologies’ Auditors with respect to financial Information to be included or contained in Dell Technologies’ annual and quarterly financial statements relating to periods before or including the Distribution Date.

(iii)                               Until the first Pivotal fiscal year end occurring after the Distribution Date and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit:

(A)                   Dell Technologies shall provide to Pivotal on a timely basis all financial Information that Pivotal reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Pivotal’s annual and quarterly financial statements relating to periods before or including the Distribution Date; and

(B)                   without limiting the generality of the foregoing, until the Distribution Date, Dell Technologies will provide all required financial Information with respect to Dell Technologies and its Subsidiaries to Dell Technologies’ Auditors in a sufficient and reasonable time and in sufficient detail to permit Dell Technologies’ Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Pivotal’s Auditors with respect to financial Information to be included or contained in Pivotal’s annual and quarterly financial statements relating to periods before or including the Distribution Date.

(d)                                 Certifications and Attestations.

(i)                                     Until the first Dell Technologies fiscal year end occurring after the Distribution Date, and thereafter to the extent necessary for the timely filing by Dell Technologies of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Pivotal shall cause its principal executive officer and principal financial officer to provide to Dell Technologies on a timely basis and as reasonably requested by Dell Technologies (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, to be filed with such annual and quarterly reports, (B) any certificates or other written Information which such principal executive officer or principal financial officer received as support for the certificates provided to Dell Technologies and (C) a reasonable opportunity to discuss with such principal financial officer and other appropriate officers and employees of Pivotal any issues reasonably related to the foregoing.

(ii)                                  Until the first Pivotal fiscal year end occurring after the Distribution Date, and thereafter to the extent necessary for the timely filing by Pivotal of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Dell Technologies shall cause its appropriate officers and employees to provide to Pivotal on a timely basis and as reasonably requested by Pivotal (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to

Pivotal and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(e)                                  Compliance With Laws, Policies and Regulations.  Until the Distribution Date, Pivotal shall comply with the significant financial accounting and reporting rules, policies and directives of Dell Technologies, as agreed to by the companies’ respective chief accounting officers, and use reasonable efforts to fulfill all timing and reporting requirements applicable to Dell Technologies’ Subsidiaries that are consolidated with Dell Technologies for financial statement purposes.  Pivotal shall comply with all financial accounting and reporting rules and policies in all material respects, and fulfill all timing and reporting requirements under applicable federal securities laws and Stock Exchange rules in all material respects.  Pivotal shall not be deemed to be in breach of its obligations set forth in this provision to the extent that Pivotal is unable to comply with such obligations as a result of the actions or inactions of Dell Technologies.

(f)                                   Identity of Personnel Performing the Annual Audit and Quarterly Reviews.  Until the Distribution Date and thereafter to the extent such information and cooperation are necessary for the preparation of financial statements or completing a financial statements audit:

(i)                                     Pivotal shall authorize Pivotal’s Auditors to make available to Dell Technologies’ Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Pivotal and work papers related to the annual audits and quarterly reviews of Pivotal, in all cases within a reasonable time prior to Pivotal’s Auditors’ opinion date, so that Dell Technologies’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Pivotal’s Auditors as it relates to Dell Technologies’ Auditors’ report on Dell Technologies’ financial statements, all within sufficient time to enable Dell Technologies to meet its timetable for the printing, filing and public dissemination of Dell Technologies’ annual and quarterly statements.

(ii)                                  Dell Technologies shall authorize Dell Technologies’ Auditors to make available to Pivotal’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Dell Technologies and work papers related to the annual audits and quarterly reviews of Dell Technologies, in all cases within a reasonable time prior to Dell Technologies’ Auditors’ opinion date, so that Pivotal’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Dell Technologies’ Auditors as it relates to Pivotal’s Auditors’ report on Pivotal’s financial statements, all within sufficient time to enable Pivotal to meet its timetable for the printing, filing and public dissemination of Pivotal’s annual and quarterly financial statements.

(g)                                 Access to Books and Records.  Until the Distribution Date and thereafter to the extent such information and cooperation are necessary for the preparation of financial statements or completing a financial statements audit, all governmental audits are complete and the applicable statute of limitations for tax matters has expired:

(i)                                     upon reasonable advance notice, Pivotal shall provide Dell Technologies’ internal auditors, counsel and other designated representatives of Dell Technologies access during normal business hours to (A) the premises of Pivotal and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Pivotal and its Subsidiaries and (B) the officers and employees of Pivotal and its Subsidiaries, so that Dell Technologies may conduct reasonable audits relating to the financial statements provided by Pivotal pursuant hereto as well as to the internal accounting controls and operations of Pivotal and its Subsidiaries; and

(ii)                                  upon reasonable advance notice, Dell Technologies shall provide Pivotal’s internal auditors, counsel and other designated representatives of Pivotal access during normal business hours to (A) the premises of Dell Technologies and its Subsidiaries and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Dell Technologies and its Subsidiaries and (B) the officers and employees of Dell Technologies and its Subsidiaries, so that Pivotal may conduct reasonable audits relating to the financial statements provided by Dell Technologies pursuant hereto as well as to the internal accounting controls and operations of Dell Technologies and its Subsidiaries.

(h)                                 Notice of Change in Accounting Principles.  Until the Distribution Date and thereafter if a change in accounting principles by a Party hereto would affect the historical financial statements of the other Party:

(i)                                     neither Party shall make or adopt any significant changes in its accounting estimates or accounting principles without first consulting with the other Party and, if requested by the other Party, such Party’s independent public accountants with respect thereto;

(ii)                                  Dell Technologies shall give Pivotal as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles, and Dell Technologies will consult with Pivotal and, if requested by Pivotal, Dell Technologies will consult with Pivotal’s Auditors with respect thereto; and

(iii)                               Pivotal shall give Dell Technologies as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles, and Pivotal will consult with Dell Technologies and, if requested by Dell Technologies, Pivotal will consult with Dell Technologies’ Auditors with respect thereto.

(i)                                    Conflict With Third-Party Agreements.  Nothing in Section 2.2 or this Section 2.3 shall require Pivotal to violate any agreement with any Person other than the Parties (a “third party”) regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Pivotal is required under Section 2.2 or this Section 2.3 to disclose any such information, Pivotal shall use its reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 2.4                                             Confidentiality.

(a)                                 Confidential Information.  “Confidential Information” means non-public technical, business and other information and materials that may be disclosed or otherwise made available by one Party (“Discloser”) (whether directly or indirectly by an Affiliate) to the other Party (whether directly or indirectly to an Affiliate) (“Recipient”), in any form, that are:

(i)                                     marked or identified as confidential or proprietary at the time of disclosure; or

(ii)                                  provided under circumstances (A) reasonably indicating their confidentiality and (B) that would typically result in such information and materials being treated by the Recipient as Confidential Information.

(b)                                 Responsibilities Regarding Confidential Information.  Recipient will:

(i)                                     hold Discloser’s Confidential Information in confidence and not disclose such Confidential Information to any third party;

(ii)                                  not use Discloser’s Confidential Information for any purpose except for the purpose for which it is disclosed (the “Purpose”); and

(iii)                               take reasonable precautions (at least equivalent to those Recipient takes with respect to its own similar information) to prevent unauthorized disclosure or use of Discloser’s Confidential Information and maintain any source code in strict confidence in perpetuity.

(c)                                  Representatives.  Recipient may disclose Discloser’s Confidential Information only to its own employees, consultants, Affiliates and advisors (“Representatives”) who reasonably require it to carry out their function in connection with the Purpose and have agreed in writing to terms at least as protective as those set forth in this Agreement.  Recipient will be responsible for any acts or omissions of its Representatives that, if taken by Recipient, would constitute a breach of this Agreement.

(d)                                 Exceptions and Clarifications.

(i)                                     Recipient’s obligations under this Agreement will not apply to any Confidential Information of Discloser to the extent it:

(A)                   is now, or subsequently becomes, generally available through no wrongful act or omission of Recipient or its Representatives;

(B)                   was, before receipt from Discloser, or becomes rightfully known to Recipient without confidentiality restrictions through disclosure from a source other than Discloser that does not owe a duty of confidentiality to Discloser with respect to such Confidential Information; or

(C)                   is independently developed by Recipient without using any Confidential Information of Discloser.

(ii)                          Recipient may disclose Discloser’s Confidential Information to the extent required by law or regulation.  Recipient will give Discloser reasonable advance notice of any such required disclosure and will limit the scope of such disclosure to the minimum required by the law or regulation.

(iii)                       Nothing in this Agreement will restrict or limit the right of Recipient to assign personnel for any purpose or to independently develop, offer or otherwise deal in products or services competitive with those of Discloser without using Discloser’s Confidential Information.

(iv)                      All Confidential Information disclosed under this Agreement will remain the property of Discloser.  No license or right under any intellectual property right is granted under this Agreement or by any disclosure of Confidential Information except as expressly stated in this Agreement.

(e)                                  Warranty.  Discloser warrants that it has the right to disclose Confidential Information but makes no other warranties, express or implied.  CONFIDENTIAL INFORMATION IS PROVIDED ON AN “AS IS” BASIS.

(f)                                   Non-Disclosure Period.  Regardless of any expiration or termination of this Agreement, Recipient must meet its obligations with respect to Confidential Information under this Agreement for three (3) years after receipt of such Confidential Information (except for any source code, which must be kept in strict confidence in perpetuity).  Upon written request of Discloser, Recipient will promptly return to Discloser or destroy (or in the case of electronic data, use commercially reasonable efforts to delete or render practicably inaccessible by Recipient) Confidential Information of Discloser.

Section 2.5                                             Privileged Matters.

(a)                                 Dell Technologies and Pivotal agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either corporation or their respective Subsidiaries with respect to the Pivotal Business or the Dell Technologies Business, including, without limitation, the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 2.5.  With respect to Privileged Information of Dell Technologies (as defined below), Dell Technologies shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Pivotal shall take no action (nor permit any of its Subsidiaries to take action) without the prior written consent of Dell Technologies that could result in any waiver of any Privilege that could be asserted by Dell Technologies or any of its Subsidiaries under applicable law and this Agreement.  With respect to Privileged Information of Pivotal (as defined below), Pivotal shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Dell Technologies shall take no action (nor permit any of its Subsidiaries to take action) without the prior written consent of Pivotal that could result in any waiver of any Privilege that could be asserted by Pivotal or any of its Subsidiaries under applicable law and this Agreement.  The rights and obligations created by this Section 2.5 shall apply to all Information as to which Dell Technologies or Pivotal or any of their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”).  Privileged Information of Dell Technologies includes but is not limited to (i) any and all Information regarding the Dell Technologies Business (other than Information regarding the Pivotal Business), whether or not it is in the possession of Pivotal or any of its Subsidiaries; (ii) all communications subject to a Privilege between counsel for Dell Technologies or its Subsidiaries (including in-house counsel) and any person who, at the time of the communication, was an employee of Dell Technologies or its Subsidiaries, regardless of whether such employee was, is or becomes an employee of Pivotal or any of its Subsidiaries; and (iii) all Information that refers or relates to Privileged Information of Dell Technologies.  Privileged Information of Pivotal includes but is not limited to (A) any and all Information regarding the Pivotal Business, whether or not it is in the possession of Dell Technologies or any of its Subsidiaries; (B) all communications subject to a Privilege occurring between counsel for Pivotal or its Subsidiaries (including in-house counsel) and any person who, at the time of the communication, was an employee of Pivotal or its Subsidiaries, regardless of whether such employee was, is or becomes an employee of Dell Technologies or any of its Subsidiaries (other than Pivotal and its Subsidiaries); and (C) all Information that refers or relates to Privileged Information of Pivotal.

(b)                                 Upon receipt by Dell Technologies or Pivotal, as the case may be, of any subpoena, discovery or other request from any third party that actually calls for or may reasonably be expected to result in the production or disclosure of Privileged Information of the other or if Dell Technologies or Pivotal, as the case may be, obtains knowledge that any current or former Representative of Dell Technologies or Pivotal, as the case may be, has received any subpoena, discovery or other request from any third party that actually calls for or may reasonably be expected to result in the production or disclosure of Privileged Information of the other, Dell Technologies or Pivotal, as the case may be, shall promptly notify the other of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 2.5 or otherwise to prevent the production or disclosure of Privileged Information before producing the Privileged Information to any requesting third party.  Dell Technologies or Pivotal, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 2.5 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c)                                  The access to Information, witnesses and individuals being granted pursuant to Section 2.2 and Section 2.3 and the disclosure to Pivotal and Dell Technologies of Privileged Information relating to the Pivotal Business or the Dell Technologies Business pursuant to this Agreement shall not be asserted by Dell Technologies or Pivotal to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 2.5 or otherwise.  Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Dell Technologies and Pivotal in, or the obligations imposed upon Dell Technologies and Pivotal by, this Section 2.5.

Section 2.6                                             Future Litigation and Other Proceedings.  After the IPO Date and for a period of seven (7) years after the Distribution Date:

(a)                                 in the event that Pivotal (or any of its Subsidiaries or any of its or their respective officers or directors) or Dell Technologies (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any Governmental Authority with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its Subsidiaries and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such litigation or other proceedings (including by way of provision of Information and making available of directors, officers or employees as witnesses); and

(b)                                 in the event that Pivotal (or any of its Subsidiaries or any of its or their respective officers or directors) and Dell Technologies (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any Governmental Authority with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of Information and making available of directors, officers or employees as witnesses).

Section 2.7                                             Mail and Other Communications.  Each of Dell Technologies and Pivotal may receive mail, telegrams, packages and other communications properly belonging to the other.  Accordingly, each of Dell Technologies and Pivotal authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other Party or any of the other Party’s officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to Pivotal (or, in case the same relate to both businesses, copies thereof), to the other Party as provided for in Section 4.5.  The provisions of this Section 2.7 are not intended to, and shall not, be deemed to constitute (a) an authorization by either Dell Technologies or Pivotal to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other for service of process purposes, or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

Section 2.8                                             Payment of Expenses.  Except as otherwise provided in this Agreement, the Inter-Company Agreements or any other agreement between the Parties relating to the Distribution, (a) all costs and expenses of the Parties hereto in connection with the Distribution shall be paid by Pivotal, and (b) all costs and expenses of the Parties hereto in connection with any matter not relating to the Distribution shall be paid by the Party which incurs such costs or expenses.  Notwithstanding the foregoing, Pivotal and Dell Technologies shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the Distribution.

Section 2.9                                             Dispute Resolution.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or the Inter-Company Agreements, other than the Tax Sharing Agreement, or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter.  Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute, prior to pursuing other available remedies, within ten (10) days of receipt by a Party of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.”  Discussions and correspondence relating to efforts to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each of Dell Technologies and Pivotal developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b)                                 If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Dell Technologies and Pivotal.  Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c)                                  If the representatives of the two boards of directors are unable to resolve the Dispute within one hundred twenty (120) days from the Dispute Resolution Commencement Date, on the request of either Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association.  Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including, without limitation, attorney’s fees, witness fees and travel expenses.  The mediation shall take place in Santa Clara County, California or in whatever alternative forum on which the Parties may agree.

(d)                                 If the Parties cannot resolve any Dispute through mediation within forty-five (45) days of the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to seek relief in a court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Inter-Company Agreement during the course of dispute resolution pursuant to the provisions of this Section 2.9 with respect to all matters not subject to the Dispute.

Section 2.10                                      Consent of Holders of Class B Common Stock.

(a)                                 Until the earlier of (1) the first date on which the Dell Technologies Entities cease to beneficially own in the aggregate shares of capital stock of Pivotal representing at least 30% of the Total Voting Power and (2) such time as no shares of Class B common stock are outstanding, the prior affirmative vote (including by written consent) of the holders of a majority of the outstanding shares of the Class B common stock, voting as a separate class, shall be required to authorize Pivotal to, or to authorize or permit any Subsidiary of Pivotal to:

(i)                             adopt or implement any stockholder rights plan or similar takeover defense measure;

(ii)                          enter into any (A) Sale Transaction or (B) sales, transfers or licenses of any Subsidiary, division, operation, business, line of business or intellectual property (other than intellectual property licensing in the ordinary course of business) or patent portfolio (whether by merger, amalgamation, stock sale, asset sale, reorganization, consolidation, share exchange, business combination or otherwise), in each case, held by or of Pivotal or its Subsidiaries to any Person other than Pivotal or one or more Wholly-Owned Subsidiaries for aggregate consideration in all such transactions in excess of $100,000,000 in any calendar-year period;

(iii)                       directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than Pivotal or its Subsidiaries), other than capital assets, in each case in a single transaction, or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by Pivotal or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by Pivotal and its Subsidiaries in excess of $250,000,000; provided, however, this Section 2.10(a)(iii) shall not apply and shall not require the prior affirmative vote of the holders of Class B common stock hereunder in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business or transactions to which Pivotal or one or more Wholly-Owned Subsidiaries are the only parties;

(iv)                      issue any Stock or any Stock Equivalents, except (A) the issuance of shares of Stock of a Wholly-Owned Subsidiary to Pivotal or another Wholly-Owned Subsidiary, (B) the issuance of Stock upon the conversion, exchange or exercise of any outstanding Stock Equivalents or (C) the issuance of shares of Class A common stock, options to purchase Class A common stock or any other stock option, stock appreciation right, restricted stock unit, restricted stock or other equity award or other right to purchase or that is settled in Class A common stock (each, an “Equity Award”), in each case for this clause (C) pursuant to a benefit or compensation plan, including an employee equity or pension plan approved pursuant to Section 2.10(a)(xi), or a dividend reinvestment plan approved by the board of directors of Pivotal (provided, however, that notwithstanding this clause (C), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B common stock hereunder, voting as a separate class, shall be required to authorize the aggregate amount of Equity Awards to be granted in any fiscal year);

(v)                         dissolve, liquidate or wind up Pivotal;

(vi)                      declare dividends on any class or series of Pivotal capital stock, other than dividends payable solely to Pivotal or to a Wholly-Owned Subsidiary;

(vii)                   enter into any arrangement or agreement with any Person which the board of directors of Pivotal determines to be on terms exclusionary to any member of the Dell Technologies Group or that are exclusive to such Person, where such Person is offering or proposes to offer products or services that are substantially equivalent to products and services offered by any member of the Dell Technologies Group;

(viii)                approve, enter into, or adopt, any amendment, modification, repeal or restatement of any Organizational Document of Pivotal or any Subsidiary of Pivotal, whether directly or indirectly, or by merger, consolidation or otherwise, other than any of the foregoing to (A) increase the authorized number of shares of any class of Stock in connection with an issuance thereof approved pursuant to Section 2.10(a)(iv), and/or (B) any amendment, modification, repeal or restatement that is ministerial or administrative in nature and does not otherwise adversely affect any holder of shares of the Class B common stock;

(ix)                      (A) acquire any Person, business, line of business or intellectual property portfolio (other than ordinary course intellectual property licensing) (whether by merger, amalgamation, stock purchase, asset purchase, reorganization, consolidation, share exchange, business combination or otherwise), or any investment in any securities or Indebtedness of any Person (other than any then-existing Wholly-Owned Subsidiary and other than cash and cash equivalents and other than liquid investments in connection with ordinary course cash management and pension plan asset investment and similar arrangements), including any joint venture or non-Wholly-Owned Subsidiary, for aggregate consideration payable by Pivotal or any of its Subsidiaries in all such transactions in excess of $250,000,000 in any calendar-year period, and/or (B) other than in connection with a transaction permitted by clause (A) of this Section 2.10(a)(ix), create, incorporate or form any non-Wholly-Owned Subsidiary, other than non-U.S. Subsidiaries only to the extent legally required, in jurisdictions which legally require de minimis ownership of equity securities by residents, natural persons or non-Affiliates;

(x)                         (A) incur, assume or guarantee any Indebtedness, including for this purpose any receivables, warehouse, securitization or other facility or off-balance sheet financing, in excess of $200,000,000 in the aggregate for all such Indebtedness, including any such financing, other than (x) Indebtedness incurred for liquidity or global cash management purposes in the ordinary course of business, the repayment term of which does not exceed twelve (12) months and (y) ordinary course security deposits and customer or supplier arrangements (but, for the avoidance of doubt, not excluding receivables facilities), and/or (B) any amendment, modification, restatement, termination or refinancing of any existing Indebtedness or any existing off-balance-sheet financing of Pivotal or its Subsidiaries;

(xi)                      approve, enter into, adopt, terminate, amend or modify any employee equity or pension plan, other than administrative amendments or modifications thereof or amendments or modifications thereof required by applicable law;

(xii)                   enter into any settlement or compromise of any actual or threatened litigation, arbitration, audit, mediation or regulatory, administrative or governmental investigation, inquiry or proceeding that (A) would result in a payment by Pivotal and/or its Subsidiaries in excess of $100,000,000, or (B) would impose a limitation upon the operations of, or other equitable remedy upon, Pivotal or any of its Subsidiaries, in each case that would reasonably be expected to have a material adverse effect on Pivotal and its Subsidiaries, taken as a whole; or

(xiii)                enter into any commercial agreement or capital investment not otherwise referred to in this Section 2.10 involving consideration payable, or committed to be paid, by Pivotal or any of its Subsidiaries to any Person (other than Pivotal or any Wholly-Owned Subsidiaries) in excess of $100,000,000.

(b)                                 Neither Pivotal nor any of its Subsidiaries shall undertake any action or conduct that would have the effect of indirectly engaging Pivotal or any of its Subsidiaries in activities that the provisions of this Section 2.10 would otherwise prohibit.

Section 2.11                                      Governmental Approvals.  To the extent that any of the transactions contemplated by this Agreement requires any Governmental Approvals, the Parties will use their reasonable best efforts to obtain any such Governmental Approvals.

Section 2.12                                      Most Favored Status.  Prior to the Distribution Date, Pivotal agrees to sell to Dell Technologies or any member of the Dell Technologies Group upon request any of the Pivotal Group’s commercially available products for internal use by Dell Technologies or any members of the Dell Technologies Group.  In the case of the purchase or sale of products from Pivotal to Dell Technologies or any member of the Dell Technologies group solely for their internal use, and not for resale, Pivotal further agrees to hold Dell Technologies (and each member of the Dell Technologies Group) in most favored status.  For purposes of this Agreement, “most favored status” means, solely and exclusively, that all of the product prices, terms, warranties and benefits provided by Pivotal to Dell Technologies (and each member of the Dell Technologies Group) shall be comparable to or better than the equivalent terms being offered by Pivotal to any single, then present customer of the Pivotal Group.  If Pivotal enters into arrangements with any other customer that provide such customer more favorable terms than have been provided to Dell Technologies (or any member of the Dell Technologies Group) pursuant to the terms of this Section 2.12, the applicable agreements with Dell Technologies (and each member of the Dell Technologies Group) shall thereupon be deemed amended to provide the same terms to Dell Technologies (and each member of the Dell Technologies Group)  retroactive to the date of such third party agreement.  Notwithstanding the foregoing, Pivotal shall not be obligated to return any monies paid prior to such amendment, or to forego the receipt of any payments then accrued under the then-current arrangement.

Section 2.13                                      Compliance with Legal Policies.

(a)                                 For so long as any member of the Dell Technologies Group is providing legal services under the Administrative Services Agreement, Pivotal shall comply with all policies and directives identified by Dell Technologies as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall preclude modifications to such policies or directives as shall, in the opinion of counsel to Pivotal or Dell Technologies, be necessary or desirable to comply with then applicable law.  Until the Distribution Date, Pivotal shall not adopt policies or directives relating to legal or regulatory compliance that are inconsistent with the policies and directives identified by Dell Technologies as critical to legal and regulatory compliance.

(b)                                 For so long as a Party is providing services under the Administrative Services Agreement, it will take reasonable steps to assure that the employees providing such services comply with all policies and directives identified by the other Party as critical to legal and regulatory compliance that are applicable to such employees.

Section 2.14                                      Guarantees.  Each Party agrees that it will not renew or extend any lease, contract or agreement guaranteed by the other Party without the consent of the guaranteeing Party unless such renewal or extension is effected without such other Party’s guarantee.

ARTICLE III
INDEMNIFICATION

Section 3.1                                             Indemnification by Pivotal.  Except as otherwise provided in this Agreement, Pivotal shall, for itself and as agent for each member of the Pivotal Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Dell Technologies Indemnitees from and against, and shall reimburse the Dell Technologies Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Dell Technologies Indemnitees, or which are imposed upon the Dell Technologies Indemnitees, and that relate to, arise or result from, whether prior to or following the IPO Date, any of the following items (without duplication):

(a)                                 any Pivotal Liabilities;

(b)                                 any breach by Pivotal or any other member of the Pivotal Group of this Agreement or any Inter-Company Agreement; and

(c)                                  any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement (in each case, other than information provided by Dell Technologies to Pivotal specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement, or in any public filings made by Pivotal with the Commission following the IPO Date), (ii) contained in any public filings made by Pivotal with the Commission after the IPO Date (other than information provided by Dell Technologies to Pivotal specifically for inclusion in such public filings), and (iii) provided by Pivotal to Dell Technologies specifically for inclusion in Dell Technologies’ annual or quarterly reports filed under the Exchange Act following the IPO Date to the extent (A) such information pertains to (x) Pivotal and the Pivotal Group or (y) the Pivotal Business or (B) Dell Technologies has provided prior written notice to Pivotal that such information will be included in one or more such annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports, provided, however, that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Dell Technologies Group, including as a result of (1) any misstatement or omission of any information by any member of the Dell Technologies Group to Pivotal or (2) any failure to use any updated or supplemented information provided by any member of the Pivotal Group to Dell Technologies before the publication of the applicable annual or quarterly report.

In the event that any member of the Pivotal Group makes a payment to the Dell Technologies Indemnitees hereunder, and any of the Dell Technologies Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Dell Technologies), Dell Technologies will promptly repay (or will procure an applicable Dell Technologies Indemnitee to promptly repay) such member of the Pivotal Group the amount by which the payment made by such member of the Pivotal Group exceeds the actual cost of the associated indemnified Liability.

Section 3.2                                             Indemnification by Dell Technologies.  Except as otherwise provided in this Agreement, Dell Technologies shall, for itself and as agent for each member of the Dell Technologies Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Pivotal Indemnitees from and against, and shall reimburse the Pivotal Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Pivotal Indemnitees, or which are imposed upon the Pivotal Indemnitees, and that relate to, arise or result from, whether prior to or following the IPO Date, any of the following items (without duplication):

(a)                                 any Liability of the Dell Technologies Group and all Liabilities arising out of the operation or conduct of the Dell Technologies Business (in each case excluding the Pivotal Liabilities);

(b)                                 any breach by Dell Technologies or any other member of the Dell Technologies Group of this Agreement or any Inter-Company Agreement; and

(c)                                  any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement provided by Dell Technologies specifically for inclusion therein to the extent such information pertains to Dell Technologies and the Dell Technologies Group or the Dell Technologies Business and (ii) provided by Dell Technologies to Pivotal specifically for inclusion in Pivotal’s annual or quarterly reports filed under the Exchange Act following the IPO Date to the extent (A) such information pertains to (x) Dell Technologies and the Dell Technologies Group or (y) the Dell Technologies Business or (B) Pivotal has provided prior written notice to Dell Technologies that such information will be included in one or more such annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports, provided, however, that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Pivotal Group, including as a result of (1) any misstatement or omission of any information by any member of the Pivotal Group to Dell Technologies or (2) any failure to use any updated or supplemented information provided by any member of the Dell Technologies Group to Pivotal before the publication of the applicable annual or quarterly report.

In the event that any member of the Dell Technologies Group makes a payment to the Pivotal Indemnitees hereunder, and any of the Pivotal Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Pivotal), Pivotal will promptly repay (or will procure an applicable Pivotal Indemnitee to promptly repay) such member of the Dell Technologies Group the amount by which the payment made by such member of the Dell Technologies Group exceeds the actual cost of the indemnified Liability.

Section 3.3                                             Ancillary Agreement Liabilities.  Notwithstanding any other provision in this Agreement to the contrary, any Liability specifically assumed by, or allocated to, a Party in any Inter-Company Agreement shall be governed exclusively by the terms of such Inter-Company Agreement.

Section 3.4                                             Other Agreements Evidencing Indemnification Obligations.  Dell Technologies hereby agrees to execute, for the benefit of any Pivotal Indemnitee, such documents as may be reasonably requested by such Pivotal Indemnitee, evidencing Dell Technologies’ agreement that the indemnification obligations of Dell Technologies set forth in this Agreement inure to the benefit of and are enforceable by such Pivotal Indemnitee.  Pivotal hereby agrees to execute, for the benefit of any Dell Technologies Indemnitee, such documents as may be reasonably requested by such Dell Technologies Indemnitee, evidencing Pivotal’s agreement that the indemnification obligations of Pivotal set forth in this Agreement inure to the benefit of and are enforceable by such Dell Technologies Indemnitee.

Section 3.5                                             Reductions for Insurance Proceeds and Other Recoveries

(a)                                 Insurance Proceeds.  The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 3.1 or Section 3.2, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss.  The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.  If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

(b)                                 Tax Cost/Tax Benefit.  The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 3.1 or Section 3.2, as applicable, shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase), and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying any indemnified Loss or other Liability.  In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Loss.  Any indemnification payment hereunder shall initially be made without regard to this Section 3.5(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit.  For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be.  The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination (as defined in the Tax Sharing Agreement) with respect to the Indemnitee’s liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.  Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the Parties hereto agree that any indemnity payment made hereunder shall be treated as a capital contribution or dividend distribution, as the case may be, immediately prior to the IPO Date and, accordingly, not includible in the taxable income of the recipient or deductible by the payor.

Section 3.6                                             Procedures for Defense, Settlement and Indemnification of the Third Party Claims.

(a)                                 Notice of Claims.  If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Dell Technologies Group or the Pivotal Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 3.1 or Section 3.2, as applicable, Dell Technologies and Pivotal (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 3.6(a) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE III, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b)                                 Defense by Indemnifying Party.  An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification.  After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof.  The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim.  The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed.

(c)                                  Defense by Indemnitee.  If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after receipt of notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 3.6; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.  In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, conditioned or delayed.

Section 3.7                                             Additional Matters.

(a)                                 Cooperation in Defense and Settlement.  With respect to any Third Party Claim that implicates both Pivotal and Dell Technologies in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement or any Inter-Company Agreement, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith.  The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such Third Party Claims.

(b)                                 Pre-IPO Date Actions.  Except with respect to matters pertaining solely to, or solely in connection with, the Pivotal Business, Dell Technologies may, in its sole discretion, have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the IPO Date relating to or arising in connection with, in any manner, the Pivotal assets or the Pivotal Liabilities if Dell Technologies or other member of the Dell Technologies Group is named as a party thereto; provided, however, that Dell Technologies must obtain the written consent of Pivotal, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action.  After any such compromise, settlement, consent to entry of judgment or entry of judgment, Dell Technologies shall reasonably and fairly allocate to Pivotal, and Pivotal shall be responsible for, Pivotal’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Pivotal Business, the Pivotal assets or the Pivotal Liabilities, including its proportionate share of the costs and expenses associated with defending such Action.

(c)                                  Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this ARTICLE III shall not be altered.

(d)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 3.8                                             Survival of Indemnities.  Subject to Section 3.4, the rights and obligations of the members of the Dell Technologies Group and the Pivotal Group under this ARTICLE III shall survive (a) the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities, (b) the sale by any member of the Dell Technologies Group or the Pivotal Group of the capital stock or other equity interests of any Subsidiary to any Person or (c) any merger, consolidation, business combination, sale of all or substantially all of its assets, restructuring, recapitalization, reorganization or similar transaction involving either Party.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                             Limitation of Liability.  IN NO EVENT SHALL ANY MEMBER OF THE DELL TECHNOLOGIES GROUP OR PIVOTAL GROUP BE LIABLE TO ANY OTHER MEMBER OF THE DELL TECHNOLOGIES GROUP OR PIVOTAL GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTER-COMPANY AGREEMENT.

Section 4.2                                             Entire Agreement.  This Agreement, the Inter-Company Agreements and any Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 4.3               Governing Law and Jurisdiction.  This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the state of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

Section 4.4               Termination; Amendment.  This Agreement and any Inter-Company Agreement may be terminated or amended at any time by mutual consent of Dell Technologies and Pivotal, evidenced by an instrument in writing signed on behalf of each of the Parties.  In the event of termination pursuant to this Section 4.4, neither Party shall have any liability of any kind to the other Party.  Except as otherwise provided herein or required by the provisions hereof, this Agreement shall terminate on the date that is three (3) years after the first date on which the Dell Technologies Group ceases to beneficially own at least twenty percent (20%) of the then outstanding number of shares of Common Stock; provided, however, that the provisions of Section 2.2(g), Section 2.4 and Section 2.6 shall each survive for the period specified within such Sections and Section 2.5 and this ARTICLE IV and ARTICLE V shall survive indefinitely after the termination of this Agreement.

Section 4.5               Notices.  Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the following addresses:

if to Dell Technologies:

Dell Technologies Inc.
One Dell Way, RR1-33
Round Rock, TX 78682
Attention:  General Counsel

if to Pivotal:

Pivotal Software, Inc.

875 Howard Street, 5th Floor

San Francisco, CA 94103

Attention:  General Counsel

Facsimile:

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein.  All notices shall be sent by e-mail, facsimile or similar electronic transmission, hand delivery and recognized overnight courier, and, within the United States, may also be sent via certified mail, return receipt requested.  All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by e-mail, facsimile or similar electronic transmission; one (1) Business Day after it is sent, if sent by recognized overnight courier; and three (3) Business Days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 4.6               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 4.7               Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement may be enforced separately by each member of the Dell Technologies Group and each member of the Pivotal Group.  Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 4.8                 Severability.  If any term or other provision of this Agreement or any Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.9               Failure or Indulgence not Waiver; Remedies Cumulative.  No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement or any Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.10             Authority.  Each of the Parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 4.11             Interpretation.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.  When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 4.12             Conflicting Agreements.  None of the provisions of this Agreement are intended to supersede any provision in any Inter-Company Agreement or any other agreement with respect to the respective subject matters thereof.  In the event of conflict between this Agreement and any Inter-Company Agreement or other agreement executed in connection herewith, the provisions of such Inter-Company Agreement or other agreement shall prevail.

Section 4.13             Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either Party.  No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 4.14             Consent of Dell Technologies.  Any consent of Dell Technologies pursuant to this Agreement or any Inter-Company Agreement shall not be effective unless it is in writing and evidenced by the signature of the General Counsel of Dell Technologies (or such other person which the General Counsel has specifically authorized in writing to give such consent).

ARTICLE V
DEFINITIONS

Section 5.1               Defined Terms.  The following capitalized terms shall have the meanings given to them in this Section 5.1:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to Taxes.

“Administrative Services Agreement” means the Amended and Restated Administrative Services Agreement between the Parties of even date herewith, as it may be amended from time to time.

“Affiliate” of any Person means any entity that controls, is controlled by, or is under common control with such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Master Transaction Agreement, together with any Schedules and Exhibits attached hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“beneficially own” has the meaning of such term defined in Rule 13d-3 under the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banking institutions in New York City or Austin, Texas are authorized or required by law to remain closed.

“Bylaws” has the meaning given to such term in the Certificate of Incorporation.

“Certificate of Designation” has the meaning given to such term in the Certificate of Incorporation.

“Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of Pivotal, as amended and/or restated from time to time.

“Class A common stock” means the Class A common stock, par value $0.01 per share, of Pivotal.

“Class B common stock” means the Class B common stock, par value $0.01 per share, of Pivotal.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Commission” has the meaning set forth in the recitals to this Agreement.

“Common Stock” means the Class A common stock and/or the Class B common stock.

“Confidential Information” has the meaning set forth in Section 2.4(a).

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Dell Technologies” has the meaning set forth in the preamble to this Agreement.

“Dell Technologies’ Auditors” has the meaning set forth in Section 2.3(a)(i).

“Dell Technologies Business” means any business that is then conducted by Dell Technologies and its Subsidiaries and described in Dell Technologies’ periodic reports filed with the Commission, other than the Pivotal Business.

“Dell Technologies Entity” has the meaning given to such term in the Certificate of Incorporation.

“Dell Technologies Group” means the affiliated group (within the meaning of Section 1504(a) of the Code), or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Dell Technologies is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Pivotal Group.

“Dell Technologies Indemnitees” means Dell Technologies, each other member of the Dell Technologies Group and each of their respective directors, officers and employees.

“Discloser” has the meaning set forth in Section 2.4(a).

“Dispute” has the meaning set forth in Section 2.9(a).

“Dispute Resolution Commencement Date” has the meaning set forth in Section 2.9(a).

“Distribution” has the meaning given to such term in the Certificate of Incorporation.

“Distribution Date” means the date on which a Distribution occurs.

“Equity Award” has the meaning set forth in Section 2.10(a)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international, court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, or any arbitration or mediation tribunal or panel.

“Indebtedness” means, with respect to any Person, (a)(i) any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (iii) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles), and (b) any guarantee by such Person of any liability or obligation referred to in clause (a).

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 3.1 or Section 3.2 or any other section of this Agreement or any Inter-Company Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Section 3.1 or Section 3.2 or any other section of this Agreement or any Inter-Company Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, without limitation, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured, or (c) from Insurance Policies.

“Intellectual Property Agreement” means the Intellectual Property Agreement between Dell Technologies and Pivotal dated as of April 1, 2013, as it may be amended from time to time.

“Inter-Company Agreements” means the following agreements: the Administrative Services Agreement, the Intellectual Property Agreement, the International Intellectual Property Agreement and the Tax Sharing Agreement.

“International Intellectual Property Agreement” means the Intellectual Property Agreement (Foreign), effective as of April 1, 2013, between Pivotal Software International (formerly GoPivotal Holdings) and EMC International Company.

“IPO” means the initial public offering of Class A common stock by Pivotal.

“IPO Date” means the date of the closing of the IPO.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by United States generally accepted accounting principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding Special Damages (other than Special Damages awarded to any third party against an indemnified party).

“Organizational Documents” means, with respect to (a) Pivotal, the Certificate of Incorporation, Bylaws and any Certificates of Designation and (b) with respect to any other Person, the articles and/or memorandum of association, certificate of incorporation, certificate of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, certificate of formation, certificate of limited partnership and/or other organizational or governing documents of such Person.

“Party” means Dell Technologies, on the one hand, or Pivotal, on the other hand, and “Parties” means Dell Technologies and Pivotal collectively.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pivotal” has the meaning set forth in the preamble to this Agreement.

“Pivotal’s Auditors” has the meaning set forth in Section 2.3(a)(i).

“Pivotal Balance Sheet” means Pivotal’s unaudited consolidated balance sheet for the most recently completed fiscal quarter as of the IPO Date.

“Pivotal Business” means any business that is then conducted by Pivotal and its Subsidiaries and described in Pivotal’s periodic reports filed with the Commission.

“Pivotal Group” means the affiliated group (within the meaning of Section 1504(a) of the Code), or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Pivotal will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

“Pivotal Indemnitees” means Pivotal, each member of the Pivotal Group and each of their respective directors, officers and employees.

“Pivotal Liabilities” shall mean (without duplication) the following Liabilities:

(a)           all Liabilities reflected in the Pivotal Balance Sheet;

(b)           all Liabilities of Dell Technologies or its Subsidiaries that arise after the date of the Pivotal Balance Sheet that would be reflected in a Pivotal balance sheet as of the date of such Liabilities, if such balance sheet were prepared using the same principles and accounting policies under which the Pivotal Balance Sheet was prepared;

(c)           all Liabilities that should have been reflected in the Pivotal Balance Sheet but are not reflected in the Pivotal Balance Sheet due to mistake or unintentional omission;

(d)           all Liabilities (other than Liabilities for Taxes, which are governed by the Tax Sharing Agreement), whether arising before, on or after the IPO Date, that relate to, arise or result from:

(i)            the operation of the Pivotal Business as conducted at any time prior to, on or after the IPO Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative thereof (whether or not such act or failure to act is or was within such Person’s authority)); or

(ii)           the operation of any business conducted by any member of the Pivotal Group at any time after the IPO Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative thereof (whether or not such act or failure to act is or was within such Person’s authority));

(e)           all Liabilities that are expressly contemplated by this Agreement, or any other Inter-Company Agreement (or the Schedules thereto) as Liabilities to be assumed by Pivotal or any member of the Pivotal Group; and

(f)            Liabilities of any member of the Pivotal Group under this Agreement or any Inter-Company Agreement.

After the IPO Date, Dell Technologies and Pivotal may receive invoices evidencing Liabilities jointly incurred by or on behalf of both of them or their respective Affiliates.  Each of Dell Technologies and Pivotal agrees that such joint liabilities shall be divided among Dell Technologies and Pivotal and their respective Affiliates consistent with past practice and “Pivotal Liabilities” shall include the portion of such liabilities so allocated to Pivotal.

“Preferred Stock” means preferred stock, par value $0.01 per share, of Pivotal.

“Privileged Information” has the meaning set forth in Section 2.5(a).

“Privileges” has the meaning set forth in Section 2.5(a).

“Purpose” has the meaning set forth in Section 2.4(b).

“Recipient” has the meaning set forth in Section 2.4(a).

“Representatives” has the meaning set forth in Section 2.4(c).

“Rule 10A-3(b)(2)” means Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act.

“Sale Transaction” means (a) any merger, consolidation, business combination or amalgamation of Pivotal or any of its Subsidiaries with or into any Person, or (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Pivotal’s and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, however, that in each case, any transaction solely between and among Pivotal and/or Wholly-Owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Damages” means any special, indirect, incidental, punitive, exemplary, remote, speculative, consequential or similar damages whatsoever, including damages for lost profits or lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable or exercisable for Stock (including convertible debt) and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.  For the avoidance of doubt, all Equity Awards shall be deemed to be Stock Equivalents for the purposes of this Agreement.

“Stock Exchange” means the principal U.S. stock exchange on which the Class A common stock is listed for trading.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person:  (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.

“Tax” and “Taxes” have the meanings set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement by and among Dell Technologies, EMC Corporation, Pivotal and other parties thereto, dated February 8, 2017, as it may be amended from time to time.

“third party” has the meaning set forth in Section 2.3(i).

“Third Party Claim” has the meaning set forth in Section 3.6(a).

“Total Voting Power” has the meaning given to such term in the Certificate of Incorporation.

“Wholly-Owned Subsidiary” means each Subsidiary of Pivotal in which Pivotal owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in a nominal amount.

WHEREFORE, the Parties have signed this Master Transaction Agreement effective as of the date first set forth above.

DELL TECHNOLOGIES INC.

Name:
Title:

PIVOTAL SOFTWARE, INC.

Name:
Title:

[Signature Page to Master Transaction Agreement]